Exhibit 10.15

City Therapeutics, Inc.

November 9, 2024

Andrew Orth

Dear Andy:

City Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.             Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you serve as Chief Executive Officer, you will also serve on the Board. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.             Cash Compensation. The Company will pay you a starting salary at the rate of $475,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria approved by the Board. Your target bonus will be equal to 45% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

3.             Stock Options. Subject to the approval of the Board, you will be awarded four option grants for a total of 1,370,000 shares of the Company’s Common Stock (the “Options”) as follows:

(a)            The first grant will represent 860,000 shares of your total Options and be subject to time-based vesting (the “Time-Based Option”). You will vest in 25% of the shares subject to the Time-Based Option after 12 months of continuous service from your start date with the Company, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

(b)            The second grant will represent 368,000 shares of your total Options and be subject to performance-based vesting (the “First Performance-Based Option”).  The shares subject to the First Performance-Based Option will vest immediately upon the Company’s first approval of an investigational new drug application (“IND”) or IND equivalent for any program under development, subject to your continuous service from your start date through the date of such approval and as described in the applicable Stock Option Agreement.

Andy Orth

November 9, 2024

(c)            The third grant will represent 71,000 shares of your total Options and be subject to performance-based vesting (the “Second Performance-Based Option”).  The shares subject to the Second Performance-Based Option will vest immediately upon the closing of an initial public offering of the Company resulting in at least $150,000,000 of gross proceeds to the Company at a pre-money valuation for the Company of at least $500,000,000 (the “Qualified IPO”), subject to your continuous service from your start date through the closing date of the Qualified IPO and as described in the applicable Stock Option Agreement.

(d)            The fourth grant will represent 71,000 shares of your total Options and be subject to performance-based vesting (the “Third Performance-Based Option”).  The shares subject to the Third Performance-Based Option will vest immediately upon Successful Completion of a clinical trial that: (a) has a stated efficacy end point; (b) conducted by the Company; and (c) uses a drug candidate originated by the Company as the investigational drug product, subject to your continuous service from your start date through the date of such completion and as described in the applicable Stock Option Agreement. “Successful Completion” means, with respect to a clinical trial for a product and indication, completion of all patient enrollment, treatment and testing for such clinical trial in accordance with its applicable processes and delivery to the Company of the final report(s) for such clinical trial, where the results of such clinical trial are determined by the Board to be sufficient to progress the investigational product to the next phase of clinical testing in humans for such indication.

The Options will be subject to the terms and conditions applicable to options granted under the Company’s 2023 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreements. The exercise price per share of the Options will be determined by the Board when the Option is granted. You will immediately vest in your remaining unvested Option shares if (a) the Company is subject to a Change in Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination upon or within 12 months after that Change in Control.

4.              Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits available to other employees of the Company, subject to the terms and conditions of such benefit plans. In addition, you will be entitled to paid time-off in accordance with the Company’s PTO policy, as in effect from time to time.

5.              Severance Benefits. In the event you are subject to an Involuntary Termination, provided you satisfy the conditions described in Section 5(c) below, you will be entitled to the following benefits:

(a)            Salary Continuation. The Company will continue to pay your base salary for a period of 9 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

Andy Orth

November 9, 2024

(b)            COBRA. Provided you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 9- month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)            Conditions. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as an officer and member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form reasonably prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

6.              Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.              Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.              Tax Matters.

(a)            Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)            Section 409A. The payments and benefits provided for under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguity arising under this letter agreement shall be interpreted in a manner consistent with that intent. Nonetheless, to the extent any payment or benefit provided under this letter agreement is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code, and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then any such payment(s), to the extent they are subject to Section 409A of the Code, will be made or commence, as applicable, on the first business day following (i) expiration of the six-month period measured from your Separation or (ii) the date of your death, with any payment installments that otherwise would have been paid prior to such date paid in a lump sum at that time. In addition, for purposes of Section 409A of the Code, each salary continuation payment under Section 5(a) is hereby designated as a separate payment.

Andy Orth

November 9, 2024

(c)            Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

9.              Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

10.            Definitions.

“Cause” means any of the following by you: (a) participation in or commission of any act that would constitute a felony or a crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (b) violation of any federal or state law or regulation applicable to the Company’s business that could result in material harm to the company or its operations; (c) material violation of any agreement between you and the Company, any Company policy, or any statutory duty owed to the Company or its stockholders; (d) an act of gross misconduct or of clear and material insubordination; (e) commission or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; or (f)  any unauthorized act that results in material harm to the Company’s business.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) a sale of all or substantially all of the assets of the Company or (c) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

Andy Orth

November 9, 2024

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)            A reduction of your base salary by 10% or more without your consent; or

(b)            A material diminution of your authority, duties or responsibilities.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

* * * * *

Andy Orth

November 9, 2024

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on [November 15, 2024]. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before January 1, 2025 (such date, the “Start Date”).

Very truly yours,

City Therapeutics Inc.

By:	/s/ John Maraganore
Name: John Maraganore
Title: President

I have read and accept this employment offer:

/s/ Andy Orth
Signature of Employee

Dated:	November 13, 2024

Attachment

Exhibit A: Proprietary Information and Inventions Agreement